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                                                                    EXHIBIT 10.9

[SERVICESOFT TECHNOLOGIES LETTERHEAD]


November 23, 1999

Mr. Daniel J. Kossmann
86 Whitmar Road
Cotuit, MA 02635


Dear Dan:

It gives me great pleasure to confirm our verbal offer of employment as Chief Financial Officer that was discussed with you. We at Servicesoft believe that you will be a key contributor to the company's success. You will report to me, and we expect your starting date to be December 13, 1999 or sooner.

Your initial compensation as an at-will employee will be a semi-monthly base salary of $7,500.00, which is equivalent to $180,000 annually. In addition, you will participate in the Servicesoft Fiscal Year 2000 Management Bonus Plan.

You will be granted a stock option (or restructured stock grant) for 180,000 shares of its Common Stock at a price per share of $1.00. Included in your option agreement will be a provision accelerating the vesting of all outstanding options in the event of a "change of control" of Servicesoft and you are placed into a lesser position. Any stock options will be subject to certain restrictions and will vest over a four-year period, with 25% of the stock vesting on the first anniversary, and 2.08% on each subsequent month anniversary of the grant.

Our current benefits include eight paid holidays, four optional days, three personal days and fifteen vacation days annually (accrued monthly), sick days, life insurance, disability insurance, a 401(k) plan, and contributory health and dental insurance. You will also be provided with an apartment or housing allowance not to exceed $2,500.00 per month, for up to eighteen (18) months. Your employment is contingent on your signing our customary Employee Non-Disclosure and Inventions Agreement and your agreement to Servicesoft's standard employee policies and procedures as adopted from time to time.

Dan, I truly believe that you will realize both the professional and personal rewards you seek at Servicesoft. I look forward to your joining us and expect that we will have a long and satisfying relationship. As indication of your acceptance of this offer, please sign the enclosed copy of this letter and return it to me.

Sincerely yours,

/s/ Chris Butler
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Chris Butler

CEO and President


Signed: /s/ Daniel J. Kossmann               Date: 11/28/99
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My start date will be: 12-13-99
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